Exhibit 3.3

            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                            Specialized Leasing, Inc.

I, Gail Binder, hereby certify that:

      1. The original articles were filed with the Office of the Secretary of State on February 24, 2000.

      2. As of the date of this certification, 44, 997,650 shares of stock of the corporation have been issued.

      3. Pursuant to a Shareholders meeting at which 74% of the Shareholders voted in favor of the following amendment, the Company hereby adopts the following amendments to the Articles of Incorporation of this Corporation.

            First: Name of Corporation

            The name of the Corporation is Sassoon Group, Inc. (the "Corporation").

/s/ Gail Binder                                                    Date: 9/15/03
----------------------------                                             -------
Gail Binder, Chief Executive
Officer and Director